Exhibit 99.1

RE:	OrthoLogic Corp. 1275 W. Washington St. Tempe, AZ 85281 (602) 286-5520 www.orthologic.com TRADED: Nasdaq: OLGC

THE BERLIN GROUP, INC.

INVESTOR RELATIONS COUNSEL

FOR FURTHER INFORMATION:

AT THE COMPANY:	AT THE BERLIN GROUP, INC.:
James M. Pusey	Lawrence Delaney Jr.
President/CEO	(714) 734-5000
(602) 286-5449

OrthoLogic Reports First Quarter 2005 Results

Company Announces Completion of Patient Enrollment for Pivotal Phase 3 Trial of Chrysalin
for Acceleration of Fracture Repair

Tempe, Ariz., Tuesday, May 10, 2005—OrthoLogic Corp. (Nasdaq: OLGC), today announced financial results for the quarter ended March 31, 2005.

The company also reported that patient enrollment has been completed in a pivotal Phase 3 human clinical trial evaluating Chrysalin in patients with unstable distal radius (wrist) fractures. Chrysalin, or TP508, is a 23-amino acid synthetic peptide representing a receptor-binding domain of the human thrombin molecule, a naturally occurring molecule in the body responsible for blood clotting and having the potential to accelerate the natural cascade of healing events in both soft tissue and bone repair.

OrthoLogic reported a net loss of $5.5 million, or $(0.14) per share, for the quarter ended March 31, 2005. First quarter operating expenses totaled $6.1 million, an increase of $2.2 million compared to the first quarter of 2004. The increase was the result of the company’s expanded efforts in research, development and clinical activities, and was in line with expectations.

Collection Process Continues for Phase 3 Data

A total of 502 patients with unstable and/or displaced distal radius fractures have now been enrolled in 27 U.S. centers, which constitutes full enrollment for this Phase 3 human clinical trial. The primary efficacy endpoint in the trial is to measure how quickly wrist fractures in patients injected with Chrysalin heal as measured by the removal of immobilization, which allows the patients to initiate hand therapy and regain full function of their wrists and hands. The clinical trial’s secondary efficacy endpoints include radiographic healing, as well as clinical, functional, and patient outcome parameters. To date, no adverse events have been reported to be related to Chrysalin in this trial.

“We have achieved an important milestone in the development of this novel product candidate,” said James M. Pusey, M.D., president and chief executive officer. “With the conclusion of patient enrollment, we now are working diligently to collect the data and expect to release initial efficacy results in the first half of 2006.”

The pivotal trial is a Phase 3 double-blind, randomized, placebo-controlled trial to compare the safety and efficacy of a single percutaneous injection of Chrysalin in saline at 10 µg/ml versus a saline placebo control. The trial includes physician evaluations and radiographs at multiple points in the study, from the time of a patient’s first visit to a final safety evaluation at 52 weeks. The trial’s hypothesis is that time to removal of rigid immobilization is shorter in the recipients of a single 10 µg/ml dose of Chrysalin than in the recipients of the saline placebo.

Preclinical development of Chrysalin for fracture repair began in 1998, and clinical studies were initiated in 2000. In addition to the Phase 3 clinical trial, a Phase 2b dosing trial is underway to explore the impact on the time to removal of all rigid immobilization of Chrysalin at several doses versus a placebo control.

“I am impressed with the profile of the Chrysalin peptide and the potential therapeutic value of the Chrysalin Product Platform,” continued Dr. Pusey. “Our Chrysalin Product Platform includes three formulations and indications designed to address unmet medical needs. The board of directors and I believe the diabetic foot ulcer healing, spinal fusion, and cartilage defect repair indications represent compelling development opportunities for our gel and microsphere formulations.”

Update on Chrysalin Clinical Trials and Preclinical Studies

Fracture Repair: OrthoLogic is currently collecting the data for the fully enrolled Phase 3 study and expects to release initial efficacy results in the first half of 2006. During the first quarter of 2005, the company experienced a disruption in its supply of the Chrysalin-based injectable used in the Phase 2b dose-ranging human clinical trial. The interruption was resolved by amending the Investigational New Drug (IND) protocol for the Phase 2b trial to utilize a different supply source of Chrysalin. Enrollment in this trial has been slowed as the company continues to obtain Institutional Review Board (IRB) approvals of the amended protocol from the clinical trial sites.

Diabetic Foot Ulcer Healing: The company is developing a gel formulation for a Chrysalin-based product candidate for diabetic foot ulcer healing in preparation for the next human clinical trial for this indication. The start date for this study will depend on successful completion of the gel formulation work, formulation-bridging preclinical studies, and the submission of a formulation amendment to the existing and active IND application for this indication.

Spinal Fusion: OrthoLogic is currently collecting data from its pilot Phase 1/2 clinical trial for spine fusion, which completed enrollment in the spring of 2004, and expects to have preliminary results this summer. To date, there have been no adverse events in this trial that were reported to be related to Chrysalin and patient follow-up has been excellent.

Cartilage Defect Repair: OrthoLogic has completed several steps necessary to submit an IND application for a Chrysalin-based product candidate for cartilage defect repair. The company is working on completing the remaining steps and submitting an IND application for this indication.

Cardiovascular Repair: OrthoLogic is evaluating various delivery mechanisms for a Chrysalin product candidate for myocardial revascularization, as well as completing a series of preclinical studies to support clinical development for this indication.

“For the remainder of 2005 and beyond, OrthoLogic is committed to focusing on completing patient enrollment and analyzing data from the fracture repair clinical trials, and accelerating the development timeline for the additional product formulations. This is a very exciting time to lead the OrthoLogic team,” concluded Dr. Pusey.

OrthoLogic management will provide an update on the Chrysalin development program during its conference call later today.

Conference Call Information

As previously announced, a conference call hosted by OrthoLogic management is scheduled for later today at 12:00 p.m. EDT (9:00 a.m. PDT). To participate, please use the following numbers: 877-297-4509 (domestic) or 973-935-2402 (international). No reservation number is required.

A replay of this call will be available beginning May 10, 2005 at 2 p.m. EDT until May 17, 2005 at 12 p.m. EDT. To access the replay, dial 877-519-4471 (domestic) or 973-341-3080 (international) and enter the following access code: 5989795.

A live Webcast and Internet replay of the call will also be provided and can be accessed by visiting http://www.viavid.net/detailpage.aspx?sid=000024E3. The live Webcast and Internet replay can also be accessed from the Investor Relations section of OrthoLogic’s Web site at www.orthologic.com. Additionally, all StreetEvents subscribers can access the Webcast from www.streetevents.com.

About Chrysalin®

Chrysalin (TP508) is a 23-amino acid peptide that represents the receptor-binding domain of the human thrombin molecule, the naturally occurring agent responsible for blood clotting and initiating many of the cellular events responsible for repair in both soft tissue and bone.

All cells contain high-affinity thrombin receptors, which led to the hypothesis that thrombin did more than form blood clots after wounding. It was discovered that thrombin acted as a signaling molecule to initiate the early stages of tissue repair. The basis for the development of Chrysalin started in 1985, when a class of synthetic peptides was developed representing a specific receptor-binding domain of thrombin that activates specific wound-healing signals.

Drugs based on the Chrysalin peptide can be used to mimic part of the thrombin response without stimulating the events associated with blood clotting and therefore have the potential to accelerate the natural cascade of healing events.

About OrthoLogic Corp.

OrthoLogic is a drug-development company focused on commercializing several potential therapeutics comprising the Chrysalin® Product Platform, a series of product candidates aimed at treating traumatic and chronic orthopedic indications in bone and soft tissue as well as cardiovascular repair and wound healing. All of these potential products are based on the Chrysalin synthetic peptide, also known as TP508.

OrthoLogic owns an exclusive license for all worldwide medical indications for the peptide, and is actively pursuing five orthopedic indications for Chrysalin. These include fracture repair and spine fusion, which are in human clinical trials, and cartilage defect repair, which is in late-stage preclinical trials. Ligament and tendon repair indications are in the preclinical studies stage. In non-orthopedic areas, a human clinical trial for chronic diabetic foot ulcers has been completed. OrthoLogic’s product development pipeline also includes a Chrysalin-based product candidate for myocardial revascularization.

For more information, please visit the company’s Web site: www.orthologic.com.

Statements in this press release or otherwise attributable to OrthoLogic regarding our business that are not historical facts are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements, which include the timing and acceptability of FDA filings and the efficacy and marketability of potential products, involve risks and uncertainties that could cause actual results to differ materially from predicted results. These risks include: delays in obtaining or inability to obtain FDA, institutional review board or other regulatory approvals of preclinical or clinical testing; unfavorable outcomes in our preclinical and clinical testing; the development by others of competing technologies and therapeutics that may have greater efficacy and/or lower cost; interruptions in the availability of our supply of Chrysalin for clinical trials; delays in obtaining or inability to obtain FDA or other necessary regulatory approval of our products; our inability to successfully and cost effectively develop or outsource manufacturing and marketing of any products we are able to bring to market; changes in FDA or other regulations that affect our ability to obtain regulatory approval of our products, increase our manufacturing costs or limit our ability to market our products; our possible need for additional capital in the future to fund the continued development of our Chrysalin Product Platform; and other factors discussed in our Form 10-K for the fiscal year ended December 31, 2004, and other documents we file with the Securities and Exchange Commission.

[FINANCIAL TABLES FOLLOW]

ORTHOLOGIC CORP.
(A Development Stage Company)
STATEMENTS OF OPERATIONS
(in thousands, except per share data)
(Unaudited)

			As a Development
	Three months ended March 31,		Stage Company
OPERATING EXPENSES	2005	2004	8/5/04 - 3/31/05

General and administrative	$910	$555	$2,788
Research and development	5,403	3,371	13,483
CPM divestiture and related gains	(250)	(111)	(375)
CBI in process research and development	0	0	25,840

Total operating expense	(6,063)	(3,815)	(41,736)
Interest income, net	552	306	1,303

Loss from continuing operations before taxes	(5,511)	(3,509)	(40,433)
Income tax benefit	(12)	(294)	(654)

Net loss from continuing operations	$(5,499)	$(3,215)	$(39,779)
Discontinued operations
Net gain on the sale of the Bone Device Business, net of tax benefit of ($363)	0	0	2,048

Net income from discontinued operations	0	0	2,048

NET INCOME (LOSS)	$(5,499)	$(3,215)	$(37,731)

Per Share Information:
Net loss from continuing operations
Basic	$(0.14)	$(0.09)

Diluted	$(0.14)	$(0.09)

Net income from discontinued operations
Basic	$(0.00)	$(0.00)

Diluted	$(0.00)	$(0.00)

Net income (loss)
Basic	$(0.14)	$(0.09)

Diluted	$(0.14)	$(0.09)

Basic and diluted shares outstanding	38,047	34,310

ORTHOLOGIC CORP.
(A Development Stage Company)
BALANCE SHEETS
(in thousands except share and per share data)

	March 31,	December 31,
	2005	2004

ASSETS	(Unaudited)
Current assets:
Cash and cash equivalents	$29,993	$38,377
Short-term investments	61,828	53,642
Accounts receivable	29	34
Prepaids and other current assets	1,104	1,019

Total current assets	$92,954	$93,072
Furniture and equipment, net	424	478
Escrow receivable, net	6,857	6,828
Long-term investments	5,347	11,558
Deferred income taxes – non-current	1,106	1,106
Trademarks	2,142	2,142

Total assets	$108,830	$115,184

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	501	833
Accrued compensation	302	648
Accrued taxes	80	114
Excess space reserve	461	559
Accrued clinical	1,230	1,236
Other accrued liabilities	706	727

Total current liabilities	3,280	4,117

Deferred rent and capital lease obligation	119	137

Total liabilities	$3,399	$4,254

Stockholders’ Equity
Common stock, $.0005 par value; 100,000,000 and 50,000,000 shares authorized; 38,211,642 and 38,011,642 shares issued and outstanding	19	19
Additional paid-in capital	170,905	170,905
Accumulated deficit	(65,493)	(59,994)
Total stockholders’ equity	105,431	110,930

Total liabilities and stockholders’ equity	$108,830	$115,184

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